UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 13, 2019

Dell Technologies Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-37867	80-0890963
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Dell Way Round Rock, Texas		78682
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (800) 289-3355

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

As previously reported, Denali Intermediate Inc. (“Denali Intermediate”), Dell Inc. (“Dell”), Dell International L.L.C. (“Dell International”) and EMC Corporation (“EMC,” and together with Denali Intermediate, Dell, and Dell International, the “Credit Parties”), each a direct or indirect wholly-owned subsidiary of Dell Technologies Inc. (“Dell Technologies”), are party to a credit agreement (as amended, supplemented and otherwise modified from time to time, the “Senior Secured Credit Agreement”) dated as of September 7, 2016 with Credit Suisse AG, Cayman Islands Branch, as term loan B administrative agent and as collateral agent, JPMorgan Chase Bank, N.A., as term loan A / revolver administrative agent and swingline lender, and certain other financial institutions as agents, issuing banks and/or lenders, pursuant to which Dell International and EMC are the borrowers.

On March 13, 2019, the Credit Parties entered into a fifth amendment to the Senior Secured Credit Agreement (the “Fifth Amendment”) to obtain a new senior secured term loan A-6 facility consisting of an aggregate principal amount of $3,634 million term A-6 loans maturing on March 13, 2024 (the “Term A-6 Loans”), of which $2,839 million aggregate principal amount consisted of amounts outstanding under the term A-2 loans maturing on September 7, 2021 (the “Term A-2 Loans”) that rolled-over into the Term A-6 Loans. As a result, after the effectiveness of the Fifth Amendment, $1,277 million aggregate principal amount of Term A-2 Loans remained outstanding.

The Term A-6 Loans are subject to quarterly amortization payments in amounts set forth in the Fifth Amendment. Amounts outstanding under the Term A-6 Loans were drawn on March 13, 2019. The Term A-6 Loans will bear interest at LIBOR plus an applicable margin ranging from 1.25% to 2.00% or a base rate plus an applicable margin of 0.25% to 1.00%, in each case determined based on Dell’s public corporate credit rating from each of S&P and Moody’s in accordance with the pricing grid set forth in the Fifth Amendment.

The borrowers will be required to prepay outstanding Term A-6 Loans, subject to certain exceptions, with a portion of certain excess cash flow, net cash proceeds of certain non-ordinary course asset sales or other dispositions of property, and net cash proceeds of certain debt not permitted to be incurred under the term loan facilities, in each case on terms substantially similar to the terms applicable to the Term A-2 Loans. In addition, the borrowers may voluntarily repay outstanding Term A-6 Loans at any time without premium or penalty.

Except as described in the foregoing, the Term A-6 Loans have substantially the same terms as the Term A-2 loans under the second refinancing amendment to the Senior Secured Credit Agreement, which is described in Item 1.01 of the Current Report on Form 8-K filed on October 24, 2017 and was filed as Exhibit 10.1 thereto. The Senior Secured Credit Agreement contains customary events of default (including an event of default upon a change of control).

Proceeds from the Term A-6 Loans, together with the proceeds from the previously announced offering by Dell International and EMC Corporation (the “co-issuers”), of $1,000,000,000 aggregate principal amount of 4.000% First Lien Notes due 2024, $1,750,000,000 aggregate principal amount of 4.900% First Lien Notes due 2026 and $1,750,000,000 aggregate principal amount of 5.300% First Lien Notes due 2029 (collectively, the “Notes”), which is expected to close on March 20, 2019 subject to customary closing conditions, and incremental margin loan financing in an aggregate principal amount of $650 million, will be used to redeem or repay all of the co-issuers’ outstanding 3.480% first lien notes due 2019, repay all outstanding amounts under the term loan A-5 facility of the Credit Parties which matures in 2019, with any remaining proceeds to repay outstanding amounts under the Senior Secured Credit Agreement and pay related premiums, accrued interest, fees and expenses. Certain of the lenders, agents, issuing banks and/or their affiliates have provided Dell Technologies and its affiliates with financial advisory, commercial banking and investment banking services.

The foregoing description of the Fifth Amendment does not purport to be complete and is qualified in its entirety by reference to the text of the Fifth Amendment, a copy of which is filed as Exhibit 10.1 hereto and incorporated herein by reference. The Senior Secured Credit Agreement is described in Item 1.01 of the Current Report on Form 8-K filed on September 9, 2016 and was filed as Exhibit 10.1 thereto. The first refinancing and incremental facility amendment to the Senior Secured Credit Agreement is described in Item 1.01 of the Current Report on Form 8-K filed on March 8, 2017 and was filed as Exhibit 10.1 thereto. The second refinancing amendment and the third refinancing amendment to the Senior Secured Credit Agreement are described in Item 1.01 of the Current Report on Form 8-K filed on October 24, 2017 and were filed as Exhibit 10.1 and Exhibit 10.2 thereto, respectively. The fourth refinancing amendment to the Senior Secured Credit Agreement is described in Item 1.01 of the Current Report on Form 8-K filed on December 21, 2019 and was filed as Exhibit 10.1 thereto.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in Item 1.01 of this report is incorporated by reference into this Item 2.03.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits:

Exhibit No.	Exhibit Description

10.1	Fifth Amendment, dated as of March 13, 2019, among Denali Intermediate Inc., Dell Inc., Dell International L.L.C., EMC Corporation, Credit Suisse AG, Cayman Islands Branch, as Term Loan B Administrative Agent and Collateral Agent, JPMorgan Chase Bank, N.A., as Term Loan A/Revolver Administrative Agent, and the lenders party thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 14, 2019	Dell Technologies Inc.

	By:	/s/ Janet Bawcom
Janet Bawcom
Senior Vice President and Assistant Secretary
(Duly Authorized Officer)